Stericycle, Inc.

Exhibit 10.2

AMENDMENT NO. 4 AND CONSENT

TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT NO. 4 AND CONSENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the "Agreement") is being executed and delivered as of June 8, 2004 by and among Stericycle, Inc., a Delaware corporation (the "Borrower"), the Subsidiaries of the Borrower named as signatories hereto (collectively, the "Subsidiary Guarantors"), certain of the financial institutions from time to time party to the Credit Agreement referred to and defined below (collectively, the "Required Lenders") and Bank of America, N.A., as representative of the Lenders party to the Credit Agreement referred to and defined below (in such capacity, the "Administrative Agent"). Undefined capitalized terms used herein shall have the meanings ascribed to such terms in such Credit Agreement referred to and defined below.

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders, the Administrative Agent, Credit Suisse First Boston, as the Co-Syndication Agent, UBS Warburg, LLC, as the Co- Syndication Agent, and Fleet National Bank, as the Documentation Agent, have entered into that certain Amended and Restated Credit Agreement dated as of October 5, 2001, as amended by Amendment No. 1 to Amended and Restated Credit Agreement dated as of June 28, 2002, Amendment No. 2 to Amended and Restated Credit Agreement dated as of January 27, 2003 and Amendment No. 3 to Amended and Restated Credit Agreement dated as of March 15, 2004 (as further amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), pursuant to which, among other things, the Lenders have agreed to provide, subject to the terms and conditions contained therein, certain loans to the Borrower;

WHEREAS, the Borrower or a wholly-owned Subsidiary of the Borrower (the "Purchaser") desires to acquire all of the stock or assets (by merger or otherwise) of White Rose Environmental Limited, a United Kingdom company (the "Target"), for aggregate consideration payable to the Sellers thereof (the "Sellers") of not more than £37,000,000, with not more than £6,250,000 of such amount payable in the form of one or more unsecured notes (the "Seller Notes") issued by the Purchaser or another Subsidiary of the Borrower in favor of the Sellers, guaranteed by the Borrower and supported by the issuance by the Issuer of one or more Letters of Credit denominated in British Pound Sterling for the benefit of the Sellers (the "White Rose Letters of Credit"), and the balance of such consideration payable in cash (the "White Rose Transaction");

WHEREAS, the Credit Agreement includes, at Section 7.2.5(f) and 7.2.10, covenants limiting the Borrower's and its Subsidiaries' ability to consummate certain Acquisitions, which covenants would prohibit the consummation of the White Rose Transaction;

WHEREAS, the Credit Agreement includes, at Section 7.2.2 and 7.2.5, covenants limiting the Borrower's and its Subsidiaries' ability to incur and guaranty certain Indebtedness;

WHEREAS, the Borrower has requested that the Required Lenders, and subject to the terms and conditions set forth herein, the Required Lenders have agreed, to grant to the Borrower a one time consent to the Borrower's noncompliance with certain aspects of such covenants with respect to the White Rose Transaction; and

WHEREAS, in addition, the Borrower has requested that the Administrative Agent, the Issuer and the Required Lenders amend the Credit Agreement to (a) increase the Letter of Credit Commitment Amount from $30,000,000 to $40,000,000, (b) increase the amount by which the Term A Commitment, Term B Commitment or Revolving Commitment may be increased pursuant to Section 2.8 of the Credit Agreement from $50,000,000 to $100,000,000 and (c) provide for the issuance of the White Rose Letters of Credit, and, subject to the terms and conditions of this Agreement, the Administrative Agent, the Issuer and the Required Lenders hereby agree to such amendments to the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the terms and conditions stated herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Borrower, the Subsidiary Guarantors, the Lenders and the Administrative Agent, such parties hereby agree as follows:

1. Consents. Subject to the satisfaction of each of the conditions set forth in Paragraph 3 of this Agreement, the Lenders hereby (a) consent to the consummation of the White Rose Transaction notwithstanding any violation of Sections 7.2.5(f) or 7.2.10(b) of the Credit Agreement resulting therefrom by reason of the aggregate consideration paid or payable by the Borrower and its Subsidiaries to the Sellers with respect to the White Rose Transaction exceeding the limitation set forth in clause (d) of the definition of Permitted Acquisition and (b) agree that, from and after the consummation of the White Rose Transaction, (i) the Indebtedness incurred by the Borrower and its Subsidiary pursuant or with respect to the Seller Notes shall not constitute utilization of the Indebtedness permitted to be incurred pursuant to Section 7.2.2(h) of the Credit Agreement or pursuant to the proviso at the end of Section 7.2.2, and (ii) the Borrower's or any of its Subsidiaries' guaranty of any Seller Note shall constitute Contingent Liabilities permitted under Section 7.2.5(h) of the Credit Agreement.

2. Amendments to the Credit Agreement. Subject to the satisfaction of each of the conditions set forth in Paragraph 3 of this Agreement, the Credit Agreement is hereby amended as follows:

(a) Section 1.1 of the Credit Agreement is hereby amended as follows:

(i) The definition of "Letter of Credit Commitment" is hereby amended and restated as follows:

"'Letter of Credit Commitment Amount' means, on any date, a maximum Dollar Equivalent amount of $40,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2."

(ii) The definition of "Letter of Credit Outstandings" is hereby amended and restated as follows:

"'Letter of Credit Outstandings' means, on any date, an amount equal to the sum of (i) the then aggregate Dollar Equivalent amount which is undrawn and available under all issued and outstanding Letters of Credit, and (ii) the then aggregate Dollar Equivalent amount of all unpaid and outstanding Reimbursement Obligations."

(iii) The definition of "Stated Amount" is hereby amended and restated as follows:

"'Stated Amount' means, on any date and with respect to a particular Letter of Credit, the total Dollar Equivalent amount then available to be drawn under such Letter of Credit."

(iv) The following definitions are hereby added in the appropriate alphabetical locations:

"'Dollar Equivalent' means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Sterling, the equivalent amount thereof in Dollars as determined by the Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Sterling."

"'Revaluation Date' means, each of the following: (a) each date of issuance of any White Rose Letter of Credit, (b) each date of an amendment or extension of any White Rose Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by the Issuer under any White Rose Letter of Credit, (d) each date of any reimbursement or any other payment by the Borrower or the Revolving Loan Lenders with respect to any Disbursement under any White Rose Letter of Credit or the date of any deemed Revolving Loan with respect thereto pursuant to Section 2.6.2, (e) the first Business Day of each calendar month and (f) such additional dates as the Agent or the Issuer shall determine or the Required Lenders shall require."

"'Spot Rate' for Sterling means the rate determined by the Issuer to be the rate quoted by the Issuer as the spot rate for the purchase by the Issuer of Dollars with Sterling through its principal foreign exchange trading office on the date as of which the foreign exchange computation is made in the case of any White Rose Letter of Credit; provided that the Issuer may obtain such spot rate from another financial institution designated by the Issuer if the Issuer does not have as of the date of determination a spot buying rate for Sterling."

"'Sterling' and '£' mean the lawful currency of the United Kingdom."

"'White Rose Letter of Credit' means any Letter of Credit denominated in Sterling issued hereunder in connection with the Borrower's or a wholly-owned Subsidiary of the Borrower's acquisition all of the stock or assets of White Rose Environmental Limited, a United Kingdom company."

(b) Article I of the Credit Agreement is hereby amended to add the following Section 1.5 at the end of such Article:

"SECTION 1.5 Exchange Rates; Currency Equivalents; Currency of Loans and Letters of Credit.

(a) The Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letter of Credit Outstandings with respect to White Rose Letters of Credit. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of Sterling for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Issuer.

(b) Except as set forth in Section 2.1.2 of this Agreement with respect to the White Rose Letters of Credit, all Loans and Letters of Credit issued hereunder shall be denominated in Dollars."

(c) Section 2.1.2 of the Credit Agreement is hereby to as follows:

(i) Section 2.1.2(a) is hereby amended and restated as follows:

"(a) issue one or more standby letters of credit denominated in Dollars or Sterling (each, together with each "Letter of Credit" outstanding on the Closing Date issued for the account of the Borrower or any Restricted Subsidiary pursuant to and as defined in the Original Credit Agreement, a "Letter of Credit") for the account of the Borrower or any Restricted Subsidiary that is a Subsidiary Guarantor in the Stated Amount requested by the Borrower on such day; provided, that the Issuer shall have no obligation to issue, and shall not issue, any Letter of Credit denominated in Sterling other than the White Rose Letters of Credit;"

(ii) The final sentence of such Section is hereby amended and restated as follows:

"The Issuer shall not be permitted or required to issue any Letter of Credit if, after giving effect thereto, (i) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount, (ii) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans and Swing Line Loans then outstanding would exceed the Revolving Loan Commitment Amount or (iii) with respect to any White Rose Letters of Credit, (x) the aggregate Letter of Credit Outstandings with respect to all White Rose Letters of Credit would exceed $12,000,000, (y) the Stated Expiry Date for such White Rose Letter of Credit would be a date later than July 30, 2007 or (z) such White Rose Letter of Credit is to be issued on a date later than June 30, 2004."

(d) Section 2.6 of the Credit Agreement is hereby amended and restated as follows:

"SECTION 2.6. Issuance Procedures. In the case of Letters of Credit to be denominated in Dollars, by delivering to the Administrative Agent an Issuance Request on or before 11:00 a.m. on a Business Day, the Borrower may from time to time irrevocably request on not less than three nor more than ten Business Days' notice, in the case of an initial issuance of a Letter of Credit and not less than three nor more than ten Business Days' notice, in the case of a request for the extension of the Stated Expiry Date of a standby Letter of Credit (in each case, unless a shorter notice period is agreed to by the Issuer, in its sole discretion), that the Issuer issue, or extend the Stated Expiry Date of, a Letter of Credit on behalf of the Borrower (whether issued for the account of or on behalf of the Borrower or any Subsidiary Guarantor) in such form as may be requested by the Borrower and approved by the Issuer, solely for the purposes described in Section 7.1.7. In the case of White Rose Letters of Credit, by delivering to the Administrative Agent an Issuance Request on or before 11:00 a.m. on a Business Day, the Borrower may from time to time irrevocably request on not less than two nor more than twenty Business Days' notice, in the case of an initial issuance of a White Rose Letter of Credit and not less than two nor more than twenty Business Days' notice, in the case of a request for the extension of the Stated Expiry Date of a standby White Rose Letter of Credit (in each case, unless a shorter notice period is agreed to by the Issuer, in its sole discretion), that the Issuer issue, or extend the Stated Expiry Date of, a White Rose Letter of Credit on behalf of the Borrower (whether issued for the account of or on behalf of the Borrower or any Subsidiary Guarantor) in such form as may be requested by the Borrower and approved by the Issuer, solely for the purposes described in Section 7.1.7. Notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, the Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the Issuer upon each Disbursement paid under a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is the Borrower or a Subsidiary Guarantor). Each Letter of Credit shall by its terms be stated to expire on a date (its "Stated Expiry Date") no later than the earlier to occur of (i) 30 days prior to the Revolving Loan Commitment Termination Date and (ii) (unless otherwise agreed to by the Issuer, in its sole discretion), 364 days from the date of its issuance or in the case of any White Rose Letters of Credit, July 30, 2007. The Issuer will make available to the beneficiary thereof the original of the Letter of Credit which it issues."

(e) Section 2.6.3 of the Credit Agreement is hereby amended and restated as follows:

"SECTION 2.6.3. Reimbursement. The obligation (a "Reimbursement Obligation") of the Borrower under Section 2.6.2 to reimburse the Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Borrower to reimburse the Issuer, each Revolving Loan Lender's obligation under Section 2.6.1 to reimburse the Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Revolving Loan Lender, as the case may be, may have or have had against the Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuer's good faith opinion, such Disbursement is determined to be appropriate), any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit or any adverse change in the exchange rates or in the availability of Sterling to the Borrower or any Subsidiary or in the currency markets generally; provided, however, that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrower or such Lender, as the case may be, to commence any proceeding against the Issuer for any wrongful Disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuer."

(f) Article II of the Credit Agreement is hereby amended to include the following Section 2.6.6 immediately after Section 2.6.5:

"SECTION 2.6.6. Payments with Respect to White Rose Letters of Credit. Notwithstanding that the White Rose Letters of Credits shall be denominated and payable by the Issuer in Sterling, all payment and reimbursement obligations of the Borrower and the Revolving Loan Lenders, including, without limitation, under Sections 2.6.2, 2.6.4 and 3.3.3, with respect to any Disbursement under, or fees with respect to, such White Rose Letters of Credit shall be made and payable in Dollars based upon the Dollar Equivalent amount of such Disbursement. Without limiting the foregoing, any Revolving Loan deemed to have been made pursuant to Section 2.6.2 shall be denominated and payable in Dollars and shall be in an amount equal to the Dollar Equivalent amount of the relevant Disbursement."

(g) Section 2.8(a) of the Credit Agreement is hereby amended to delete the reference to the dollar amount "$50,000,000" set forth in the first sentence of such section and to replace such dollar amount with the dollar amount "$100,000,000".

(h) Section 3.1.1 of the Credit Agreement is hereby amended to add the following Section 3.1.1(i) at the end of such Section:

"(i) If the Administrative Agent notifies the Borrower at any time that the Letter of Credit Outstandings of all White Rose Letters of Credit at such time exceeds $14,000,000, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize such Letter of Credit Outstandings in an aggregate amount equal to such excess amount. Without limiting the foregoing, the Administrative Agent may, at any time and from time to time after any White Rose Letters of Credit are Cash Collateralized, request that additional cash collateral be provided in order to protect against the results of exchange rate fluctuations."

(i) Section 4.4 of the Credit Agreement is hereby amended to (i) delete the word "or" appearing at the end of subsection (b) of such Section, (ii) insert the word "or" at the end of subsection (c) of such Section and (iii) include the following subsection (d) immediately after subsection (c) of such Section:

"(d) any adverse change in the exchange rates or in the availability of Sterling in the currency markets generally;"

(j) Section 5.2 of the Credit Agreement is hereby amended to (i) delete the word "and" appearing at the end of subsection (a) of such Section; (ii) delete the period following subsection (b) of such Section and to substitute a semicolon and the word "and" in lieu thereof and (iii) to include the following subsection (c) immediately after subsection (b) of such Section:

"(c) in the case of a Credit Extension that is to be in the form of a White Rose Letter of Credit, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Issuer would make it impracticable for such Credit Extension to be denominated in Sterling."

(k) Article X of the Credit Agreement is hereby amended to add the following Section 10.15 to the end of such Article:

"SECTION 10.16. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law)."

(l) Exhibit B-2 to the Credit Agreement is hereby amended and restated in the form attached hereto and made part hereof as Exhibit A.

3. Effectiveness of this Agreement; Conditions Precedent. The provisions of Paragraph 1 and Paragraph 2 of this Agreement shall be effective upon the Administrative Agent's:

(a) satisfaction, in all respects with the structure of the White Rose Transaction; and

(b) receipt of each of the following:

(i) an originally-executed counterpart (or facsimile thereof) of this Agreement duly executed and delivered by Authorized Officers of the Borrower, the Issuer, the Subsidiary Guarantors and the Required Lenders;

(ii) fully executed copies of each of the material documents and agreements governing the White Rose Transaction, in each case, in form and substance acceptable to the Administrative Agent in its sole discretion;

(iii) a certificate of the secretary or assistant secretary of the Borrower certifying (i) the currency and authenticity of the resolutions of the board of directors of the Borrower authorizing its execution and delivery of this Agreement and the performance hereof and of the Credit Agreement as to be amended hereby, (ii) the incumbency of the officers of the Borrower authorized to execute this Agreement and (iii) the currency and authenticity of the Organic Documents of the Borrower;

(iv) a good standing certificate for the Borrower from the State of Delaware, as of a date no earlier than 30 days prior to the date each of the other conditions of this paragraph shall have been satisfied;

(v) a certificate signed by an officer of the Borrower, dated as of the date each of the other conditions set forth in this section shall have been satisfied, stating that, after giving effect to the consents and amendments contemplated by this Agreement: (i) the representations and warranties contained in Article VI of the Credit Agreement (other than representations and warranties which, in accordance with their express terms, are made only as of an earlier specified date) are true and correct in all material respects as of date and (ii) no Default or Event of Default exists or would result therefrom;

(vi) a certificate for the period of four full Fiscal Quarters most recently ended immediately prior to the White Rose Transaction (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1 of the Credit agreement) giving pro forma effect (consistent with clause (b) of Section 1.4 of the Credit Agreement) to the consummation of the White Rose Transaction and evidencing compliance with the covenants set forth in Section 7.2.4 of the Credit Agreement;

(vii) evidence satisfactory to the Administrative Agent that the Target has positive earnings before interest expense, income tax expense and amortization and depreciation expenses (calculated in substantially the same manner, and subject to analogous adjustments, as contemplated by the definition of EBITDA under the Credit Agreement, including, without limitation, adjustments consistent with Section 1.4(b) thereof), for the four calendar quarter period then most recently ended with respect to which financial statements of the Target are available to the Borrower;

(viii) if any intercompany loans are made by the Borrower to a Subsidiary of the Borrower in connection with the consummation of the White Rose Transaction, to the extent not already delivered to the Administrative Agent, an Intercompany Note duly executed by such Subsidiary in favor of the Borrower pledged by the Borrower in favor of the Administrative Agent, on behalf of the Lenders, pursuant to the applicable Security and Pledge Agreement;

(ix) a legal opinion from Johnson & Colmar, special counsel to the Obligors, addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent; and

(x) payment in full, in immediately available funds, of the fees payable to the Administrative Agent as set forth in that certain letter agreement dated May 19, 2004 among BofA, the Arranger and the Borrower.

4. Conditions Subsequent.

(a) The Borrower hereby agrees to execute and deliver, or cause to be executed and delivered, in each case to or in favor of the Administrative Agent, as soon a practicable after the date on which the White Rose Transaction is consummated, but in no event later than sixty (60) calendar days thereafter, each of the following in form and substance acceptable to the Administrative Agent:

(i) documentation (the "UK Pledge Documentation"), including without limitation, a Foreign Pledge Agreement and the other documentation required by Section 7.1.9 of the Credit Agreement, evidencing and supporting the pledge of 65% of the issued and outstanding Capital Stock of the Target or the first-tier Foreign Subsidiary (the "Foreign Issuer") by the Purchaser or other direct owner of the outstanding Capital Stock of the Foreign Issuer (the "Pledgor");

(ii) a certificate of the secretary or assistant secretary of the Pledgor certifying (i) the currency and authenticity of the resolutions of the board of directors of the Pledgor authorizing its execution and delivery of the UK Pledge Documentation, (ii) the incumbency of the officers of the Purchaser authorized to execute UK Pledge Documentation and (iii) the currency and authenticity of the Organic Documents of the Pledgor and the Foreign Issuer;

(iii) certificates evidencing 65% of the issued and outstanding Capital Stock of the Foreign Issuer pledged pursuant to the UK Pledge Documentation, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank; and

(iv) a legal opinion from Taylor Wessing, United Kingdom counsel to the Pledgor, addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.

(b) The Borrower and each Subsidiary Guarantor hereby agrees that, notwithstanding anything to the contrary in the Credit Agreement, including, without limitation, Section 8.1.4 thereof, the Borrower's failure to timely comply with any of provisions of Paragraph 4(a) of this Agreement shall constitute an immediate Event of Default upon the expiration of ten (10) calendar days following notice of such failure by the Administrative Agent to the Borrower.

5. Representations, Warranties and Covenants.

(a) Each of the Borrower and each Subsidiary Guarantor hereby represents and warrants that this Agreement and the Credit Agreement, as applicable, constitute the legal, valid and binding obligations of such Person enforceable against such Person in accordance with their terms.

(b) Each of the Borrower and each Subsidiary Guarantor hereby represents and warrants that its execution, delivery and performance of this Agreement and the Credit Agreement, as applicable, have been duly authorized by all proper corporate action, do not violate any provision of its certificate of incorporation or bylaws, will not violate any law, regulation, court order or writ applicable to it, and will not require the approval or consent of any governmental agency, or of any other third party under the terms of any contract or agreement to which such Person or any such Person's Affiliates is bound.

(c) The Borrower hereby represents and warrants that, after giving effect to the provisions of this Agreement, (i) no Default or Event of Default has occurred and is continuing or will have occurred and be continuing and (ii) all of the representations and warranties of the Borrower contained in the Credit Agreement and in each other Loan Document (other than representations and warranties which, in accordance with their express terms, are made only as of an earlier specified date) are, and will be, true and correct as of the date of the Borrower's execution and delivery hereof or thereof in all material respects as though made on and as of such date.

6. Incremental Commitment Increase Fees. On any Increase Effective Date occurring on or before June 30, 2004 with respect to increases to the Revolving Commitment, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender whose Revolving Commitment is increased on such Increase Effective Date in accordance with the terms of Section 2.8 of the Credit Agreement, a fee in an amount equal to 0.10% of the of the aggregate increase in the Revolving Loan Commitment occurring on such Increase Effective Date in accordance with the terms of Section 2.8 of the Credit Agreement.

7. Mortgage Amendments. To the extent requested by the Administrative Agent, the Borrower hereby agrees to execute and deliver, and to cooperate with the Administrative Agent in obtaining, as soon as practicable after such request, amendments or modifications to each Mortgage in existence on the date hereof and date down endorsements on the mortgagee's title insurance policies previously delivered under the Credit Agreement, in each case in form and substance acceptable to the Administrative Agent.

8. Reaffirmation, Ratification and Acknowledgment; Reservation. The Borrower and each Subsidiary Guarantor hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, and each grant of security interests and liens in favor of the Administrative Agent, under each Loan Document to which it is a party, (b) agrees and acknowledges that such ratification and reaffirmation is not a condition to the continued effectiveness of such Loan Documents, and (c) agrees that neither such ratification and reaffirmation, nor the Administrative Agent's, or any Lender's solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from the Borrower or such Subsidiary Guarantors with respect to any subsequent modifications to the Credit Agreement or the other Loan Documents. The Credit Agreement is in all respects ratified and confirmed. Each of the Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. Except as expressly described in Paragraph 1 of this Agreement, neither the execution, delivery nor effectiveness of this Agreement shall operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, or of any Default or Event of Default (whether or not known to the Administrative Agent or the Lenders), under any of the Loan Documents, all of which rights, powers and remedies, with respect to any such Default or Event of Default or otherwise, are hereby expressly reserved by the Administrative Agent and the Lenders. This Agreement shall constitute a Loan Document for purposes of the Credit Agreement.

9. Governing Law. This Agreement shall be deemed to be a contract made under and governed by and construed in accordance with the laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

10. Administrative Agent's Expenses. The Borrower hereby agrees to promptly reimburse the Administrative Agent for all of the reasonable out-of- pocket expenses, including, without limitation, attorneys' and paralegals' fees, it has heretofore or hereafter incurred or incurs in connection with the preparation, negotiation and execution of this Agreement and the related Loan Documents.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement among the parties.

* * * * *

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

STERICYCLE, INC., as Borrower

By: /s/ Frank J.M. ten Brink

Name: Frank J.M. ten Brink

Title: Chief Financial Officer

ENVIROMED, INC.,

BRIDGEVIEW, INC.,

MICRO-MED INDUSTRIES, INC.,

MICRO-MED OF GEORGIA, INC.,

MICRO-MED OF NORTH CAROLINA, INC.,

MICRO-MED OF TENNESSEE, INC.,

SCHERER LABORATORIES, INC.,

BIO-WASTE MANAGEMENT CORPORATION,

STERICYCLE OF WASHINGTON, INC.,

WASTE SYSTEMS, INC.,

MED-TECH ENVIRONMENTAL, INC.,

MED-TECH ENVIRONMENTAL (MA), INC.,

IONIZATION RESEARCH CO., INC.,

BFI MEDICAL WASTE, INC.,

AMERICAN MEDICAL DISPOSAL, INC.,

ENVIRONMENTAL HEALTH SYSTEMS, INC.,

STROUD PROPERTIES, INC.,

STERICYCLE INTERNATIONAL, LLC,

By: /s/ Frank J.M. ten Brink

Title: Vice President

BANK OF AMERICA, N.A., as Administrative Agent

By: /s/ Paul Folino

Title: Assistant Vice President

BANK OF AMERICA, N.A., as a Lender and as Issuing Bank

By: [signature illegible]

Title: Managing Director

[Signatures of other Lenders and exhibits omitted]